Exhibit 4.16

Power of Attorney

We, Beijing Century Friendship Education Investment Co., Ltd, the undersigned shareholder of Beijing New Oriental Education & Technology (Group) Co., Ltd. (hereinafter referred to as “New Oriental China”), hereby authorize Beijing Pioneer Technology Company Limited (hereinafter referred to as “Beijing Pioneer”) as our proxy to exercise shareholder’s right representing 19% of New Oriental China’s voting shares as Beijing Pioneer may deem appropriate or necessary.

Beijing Century Friendship Education Investment Co., Ltd.

Signature: /s/Authorized Signatory

April 23, 2012